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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors



The Board of Directors
The viaLink Company:

We consent to the use of our report dated February 27, 2002, except Note 14, which is as of March 26, 2002, with respect to the consolidated balance sheets of the viaLink Company as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated dated February 27, 2002, except for note 14 which is as of March 26, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Dallas, Texas
November 25, 2002